Simon Transportation Announces Chapter 11 Reorganization Filing
               -        Customer service continues as scheduled
               -        Sale of assets contemplated

Salt Lake City, Utah, February 25, 2002, -- Simon Transportation Services Inc. (Nasdaq: SIMN) announced today that it and its subsidiary, Dick Simon Trucking, Inc. have filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. The filings, in the United States Bankruptcy Court for the District of Utah, Central Division, in Salt Lake City, indicate the Company's intent to complete the reorganization through a sale of assets on an expedited basis. A sale of assets is considered most appropriate because of a liquidity crunch and lack of sufficient post-petition, debtor-in-possession
(DIP) financing for a long-term reorganization. The Company continues to operate its business and serve customers as usual as it solicits interested bidders.

The Company's decision to seek reorganization was based on a combination of economic, industry, and Company-specific factors. As discussed in the Company's prior press releases and SEC filings, poor revenue production, high insurance costs, and significant disruption in the new and used equipment markets, among other factors, have created substantial losses. Confronted with these conditions the Company continued to experience negative cash flow and also failed to make adequate progress on refinancing its debt and lease obligations. With substantially all assets already pledged as collateral, the Company lacked the liquidity to continue operating outside of Chapter 11 protection.

During the reorganization period, the Company plans to reduce the size of its tractor and trailer fleet by as much as 40%, beginning immediately. The Company intends to pursue the fleet reduction in an orderly manner over the next several weeks, matching available trucks to the most desirable customer accounts, traffic lanes, and regions. Fully implemented, the plan would result in a fleet of approximately 1,500 tractors and 2,200 trailers. The Company expects to reduce its employee base in conjunction with the reduction in fleet size.

Chief Executive Officer, Jon Isaacson, "As you can imagine, this is a difficult and painful decision. We decided to reorganize only after months of struggling to increase the cash flow of the business and the infusion of significant capital by our majority stockholder. Unfortunately, our sources of liquidity dried up before we could turn around the operations in the face of challenging industry conditions and an economy in recession. We very much regret the negative effect the filing will have on some of our employees, vendors, and other business partners, as well as on all of our stockholders. We are convinced, however, that we have a core group of strong business that will support a leaner and more focused operation going forward. We are booking loads and delivering the quality service our customers expect and fully anticipate emerging from this process with much of the operation intact."

The Company outlined several other aspects of the filing.

Employees are being paid in the usual manner and their health and other welfare benefits are expected to continue without disruption. The Company's 401(k) plan, a defined contribution retirement savings plan, is maintained by a bank independent of the Company. The employees' accounts are protected by federal law and are not subject to the bankruptcy filing. The Company will continue to administer the plan as usual, although the Company's stock will no longer be an investment option.

During the reorganization process, the Company's vendors, suppliers, and other business partners will be paid under normal terms for goods and services provided during the reorganization.

The Company filed a number of motions with the Bankruptcy Court in support of its employees, customers, and other stakeholders. These include requests to preserve the Company's insurance coverage from expiring, obtain interim financing authority, and retain legal and financial professionals to support the Company's reorganization cases.

Simon Transportation is a truckload carrier providing nationwide, predominantly temperature-controlled transportation services for major shippers. The Company's Class A Common Stock trades on the Nasdaq National Market under the symbol "SIMN".

                        For additional information contact:
                    Robert T. Goates, Chief Financial Officer
                                 (801) 924-7000

Except for the historical information contained herein, this press release, statements by the Company in reports to its stockholders and public filings, and oral public statements by Company representatives, contain forward-looking statements that involve risk, assumptions, and uncertainties that are difficult to predict. Words such as "anticipate," "believe," "estimate," "project," "may," "could," "expects," "likely," variations of these words, and similar expressions, are intended to identify such forward-looking statements. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. The Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. The Company's actual results could differ materially from those discussed herein. Without limitation, factors relating to the bankruptcy that could cause or contribute to such differences include the ability of the Company to continue as a going concern; the ability of the Company to obtain, and if obtained operate pursuant to the terms of, a DIP facility; court approval of the Company's first day papers and other motions prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; the ability of the Company to find and negotiate acceptable arrangements with any bidder for its assets; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; and the ability of the Company to attract and retain customers. Additional factors that could affect the Company generally include economic recessions or downturns in customers' business cycles; excessive increases in capacity within truckload markets; surplus inventories; decreased demand for transportation services offered by the Company; increases or rapid fluctuations in inflation, interest rates, fuel prices and fuel hedging; the availability and costs of attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; seasonal factors such as harsh weather conditions that increase operating costs; the resale value of used equipment and the Company's ability to purchase new equipment in order that trade-in arrangements with equipment manufacturers are honored; the Company's ability to access adequate sources of capital, and the ability to negotiate, consummate, and integrate acquisitions. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its stockholders and periodic reports on Forms 10-K and 10-Q.